                   AGREEMENT AND PLAN OF MERGER
                          By and Between
                   BANK CORPORATION OF GEORGIA
                               And
                         AMERICORP, INC.


          THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is made and entered into this 15th day of November, 1995, by and between BANK CORPORATION OF GEORGIA, a Georgia corporation ("BCG"), and AMERICORP, INC., a Georgia corporation ("Americorp") (BCG and Americorp are sometimes hereinafter referred to collectively as the "Constituent Corporations");

                       W I T N E S S E T H:

          WHEREAS, the authorized capital stock of BCG consists of 3,000,000 shares of Common Stock, par value $1.00 per share
("BCG Stock"), of which 1,878,079 shares are issued and outstanding as of the date hereof; and

          WHEREAS, the authorized capital stock of Americorp consists of 10,000,000 shares of Common Stock, par value $.01 per share ("Americorp Common Stock"), of which 5,473,889 shares are issued and outstanding as of the date hereof and 40,000 shares of Preferred Stock, $100 par value per share ("Americorp Preferred Stock"), of which 37,875 shares are issued and outstanding as of the date hereof; and

          WHEREAS, the Constituent Corporations are both corporations duly organized and validly existing under the laws of the State of Georgia; and

          WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and for the benefit of each of said Constituent Corporations and their respective shareholders that Americorp merge with and into BCG, with BCG being the surviving corporation (the "Merger"); and

          WHEREAS, the Board of Directors of each of the Constituent Corporations has, by resolutions duly adopted, approved and adopted this Merger Agreement and directed that it be submitted to the shareholders of Americorp for their approval;
and

          WHEREAS, BCG has agreed to issue shares of BCG Stock, according to the terms and conditions contained herein, on or after the Effective Date (as hereinafter defined) of the Merger;

          NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter contained, and for the purpose of stating the method, terms and conditions of the Merger, the mode of carrying the same into effect and the manner and basis of converting and exchanging all shares of Americorp Common Stock outstanding at the Effective Date into and for shares of BCG Stock, it is hereby agreed by and between the parties hereto that:

1.   MERGER.

     Pursuant to and with the effects provided in the applicable provisions of the Georgia Business Corporation Code, as amended, Americorp shall be merged with and into BCG, the corporate existence of which shall continue under the name of Bank
Corporation of Georgia (hereinafter referred to as the "Surviving
Corporation"), and thereafter the individual existence of Americorp shall cease.

2.   ACTIONS TO BE TAKEN.

     The acts required to be done by the Georgia Business Corporation Code, as amended, in order to make this Merger Agreement effective, including, but not by way of limitation, the submission of this Merger Agreement to the shareholders of Americorp and the filing of Articles of Merger or a Certificate of Merger to the extent required by and in the manner provided in Sections 14-2-1103, 14-2-1105 and 14-2-1105.1 of the Georgia
Business Corporation Code, shall be attended to and done by the proper officers of the Constituent Corporations as soon as practicable after the Effective Date.

3.   EFFECTIVE DATE.

     The transactions contemplated herein shall be consummated (the "Closing") at the offices of Kilpatrick & Cody, Atlanta, Georgia on the first business day after the receipt of all necessary approvals of the transactions contemplated by this Agreement, or at such other place and on such other date as the parties hereto may mutually agree (such date being the "Effective Date").

4.   ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
     CORPORATION.

     The Articles of Incorporation of BCG shall be, on the Effective Date, the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed as therein provided, the Bylaws of BCG, as in effect on the Effective Date, shall be the Bylaws of the Surviving Corporation.





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

5.   MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK;
     CAPITAL STRUCTURE OF THE SURVIVING CORPORATION.

     The manner and basis of converting and exchanging the shares of capital stock of Americorp shall be as follows:

          (a) Conversion of Shares of Americorp Common Stock. Upon the Effective Date, each of the outstanding shares of Americorp Common Stock, other than those shares of Americorp Common Stock held by BCG, which shall be canceled, shall, by virtue of the Merger and without any further action on the part of the holder thereof, be converted into fully-paid and non-assessable shares of BCG Stock at the rate of .084615 shares of BCG Stock for each share of Americorp Common Stock, subject to any adjustments occurring after the date hereof as contemplated by Article 5(c) below (the "Conversion Rate").

          (b) Cancellation of Shares of Americorp Preferred Stock. Upon the Effective Date, each share of Americorp Preferred Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any further action on the part of the holder thereof, be canceled.

          (c) Proportionate Adjustments to the Conversion Rate. If, prior to the Effective Date, the outstanding shares of BCG Stock or Americorp Common Stock shall be increased by any stock dividend, stock split, subdivision, recapitalization or reclassification of shares or shall be combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of BCG Stock that may be delivered hereunder for each share of Americorp Common Stock shall be proportionately adjusted.

          (d) Fractional Shares. No scrip or fractional share certificates of BCG Stock shall be issued in connection with the Merger, and any outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $13.00 per share of BCG Stock.

          (f) Stock Certificates. As soon as practicable after the Effective Date, each holder of any of the shares of Americorp Common Stock to be converted shall be entitled, upon presentation and surrender of the certificate or certificates representing such shares (or, in the case of certificates claimed by the holder thereof to have been lost, stolen or destroyed, an affidavit or affirmation of this claim in such a manner as BCG may reasonably require and, if BCG reasonably requires, a bond of indemnity in form and amount and with one or more sureties reasonably satisfactory to
          BCG) to the transfer agent or agents designated by BCG,



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

          to receive in exchange therefor a certificate or certificates representing the number of whole shares of BCG Stock to which such holder shall be entitled under the Conversion Rate, including any cash payable in lieu of a fractional interest. Upon the surrender of the certificate or certificates which prior to the Merger represented shares of Americorp Common Stock, the holder thereof shall be entitled to receive any dividends or other distributions (without interest) made after the Effective Date which shall not have been paid with respect to the number of shares of BCG Stock represented by the certificate or certificates issued upon surrender.

          (g)  BCG Stock.  On the Effective Date, each share of
          BCG Stock issued and outstanding immediately prior to the Effective Date shall continue to evidence a share of Common Stock of the Surviving Corporation.

6.   TERMINATION OF SEPARATE EXISTENCE.

     Upon the Effective Date, the separate existence of Americorp shall cease, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and invested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claims existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.   FURTHER ASSIGNMENTS.

     If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions necessary or desirable to vest in said Surviving Corporation, according to the terms thereof, the title to any property or rights of Americorp, the proper officers and directors of Americorp shall execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Merger Agreement.








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

8.   CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

     This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

          (a) Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Americorp.

          (b) Receipt of such consents, authorizations and approvals from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, including, but not limited to the Department of Banking and Finance of the State of Georgia, and the expiration of all applicable waiting or similar periods required by law.

          (c)  Americorp shall have received from Kilpatrick &
          Cody their opinion, in form and substance reasonably satisfactory to Americorp, to the effect that:

               (i) The merger of Americorp with and into BCG and the issuance of shares of BCG Stock in connection therewith, as described herein, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

               (ii) No gain or loss will be recognized by holders of Americorp Common Stock upon the exchange of such stock for BCG Stock as a result of the Merger.

               (iii)     The tax basis of the BCG Stock received
               by shareholders of Americorp pursuant to the Merger will be the same as the tax basis of the shares of Americorp Common Stock exchanged therefor.

               (iv) The holding period of the shares of BCG Stock received by the Americorp shareholders will include the holding period of the shares of Americorp Common Stock exchanged therefor, provided that such Americorp Common Stock is held as a capital asset on the date of consummation of the Merger.

          (d) The Secretary of State of Georgia shall have issued a Certificate of Merger with respect to the Merger.

          (e) BCG shall have filed with the Securities and Exchange Commission a registration statement (the BCG Registration Statement ) under the Securities Act of 1933, as amended, on Form S-4 or some other appropriate form covering the issuance of shares of BCG Stock to the shareholders of Americorp pursuant to this Agreement, and the BCG Registration Statement shall have been declared effective, and all applicable



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

          waiting or similar periods required by law shall have expired.

          (f) All consents to the Merger that are required to be secured from any party pursuant to any agreement with BCG, Americorp or any of their respective subsidiaries shall have been received.

9.   TERMINATION.

     This Merger Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Merger Agreement by the Board of Directors of BCG or Americorp, notwithstanding favorable action on the Merger by the shareholders of Americorp, but not later than the Effective Date. Notwithstanding anything to the contrary herein, BCG may terminate this Agreement if greater than five percent of the holders of Americorp Common Stock dissent from the Merger provided for herein.

10.  EXPENSES.

     All of the expenses incurred by BCG in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing regulatory applications and registration statements with state and federal authorities in connection with the transactions contemplated hereby, shall be paid by BCG. All expenses incurred by Americorp in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Americorp, and the cost of reproducing and mailing the Notice of Special Meeting, Proxy Statement and Proxy in connection with a special meeting of the Americorp shareholders called for purposes of submitting this Agreement for the approval of Americorp shareholders, shall be paid by Americorp.

11.  COUNTERPARTS; TITLE; HEADINGS.

     This Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The title of this Merger Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part hereof.

12.  AMENDMENTS; ADDITIONAL AGREEMENTS.

     At any time before or after approval and adoption by the shareholders of Americorp, this Merger Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Merger Agreement, to clarify the intentions of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approvals of the Merger or this Merger Agreement, or otherwise to



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

effectuate or facilitate the transactions contemplated thereby; provided, however, that the Conversion Rate shall not be amended following approval of this Merger Agreement by the Boards of Directors of the Constituent Corporations and the shareholders of Americorp unless such amendment shall be adopted and approved by such Boards and such shareholders.

     IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed on their respective behalves and their respective corporate seals affixed hereto on the day and year above written.


(CORPORATE SEAL)                      BANK CORPORATION OF GEORGIA


Attest: /s/ James R. McLemore, Jr.    By: /s/ Joseph W. Evans
       James R. McLemore, Jr.            Joseph W. Evans
       Secretary                         President and CEO


(CORPORATE SEAL)                      AMERICORP, INC.



Attest: /s/ James R. McLemore, Jr.    By: /s/ Joseph W. Evans
       James R. McLemore, Jr.            Joseph W. Evans
       Secretary                         President and CEO


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